UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 12, 2006
Date of Report
(Date of earliest event reported)

THE RYLAND GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-08029	52-0849948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24025 Park Sorrento, Suite 400, Calabasas, California		91302
(Address of Principal Executive Offices)		(ZIP Code)

Registrant’s telephone number, including area code: (818) 223-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

The information set forth under Item 2.03 of this report on Form 8-K is hereby incorporated in this Item 1.01 by reference.

Item 1.02               Termination of a Material Definitive Agreement

The information set forth under Item 2.03 of this report on Form 8-K relating to the termination of the previously existing revolving credit facility to which The Ryland Group, Inc. (the “Company”) was a party, is hereby incorporated in this Item 1.02 by reference.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information set forth under Item 2.03 relates to a new credit facility that may give rise to direct financial obligations of the Company.

On January 12, 2006, the Company entered into a $750 million unsecured revolving credit facility with JPMorgan Chase Bank, N.A. J.P. Morgan Securities Inc. acted as Lead Arranger and Sole Bookrunner for the new facility with JPMorgan Chase Bank, N.A. as Administrative Agent; Bank of America, N.A. and Wachovia Bank, National Association as Syndication Agents; SunTrust Bank and The Royal Bank of Scotland plc as Documentation Agents; Barclays Bank PLC, Citicorp North America, Inc., Guaranty Bank, PNC Bank, National Association, UBS Loan Finance LLC, and Washington Mutual Bank, FA as Managing Agents; and seven other lenders as Co-Agents or Participants in the facility.

The description of the Credit Agreement provided below is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement.  The new Credit Agreement also provides access to an additional $750 million of financing through an accordion feature under which the aggregate commitment may be increased up to $1.5 billion, subject to the availability of additional commitments.   The credit facility includes a $75 million swing line facility and a $600 million sublimit for issuance of standby letters of credit.

Amounts borrowed under the Credit Agreement are guaranteed on a joint and several basis by substantially all of its wholly-owned homebuilding subsidiaries.  Such guarantees are full and unconditional.

Interest rates on outstanding borrowings are determined by reference to LIBOR, with margins determined based on changes in its leverage ratio and credit ratings, or to an alternate base rate, as described in the Credit Agreement.

The Credit Agreement contains various representations, warranties and affirmative, negative and financial covenants customary for financings of this type.  The negative covenants include certain limitations on transactions with affiliates; the creation of liens; sales of assets; and changes in business.  The financial covenants include an interest coverage and leverage ratio limit, a minimum net worth requirement, a borrowing base minimum requirement, limitations on inventory, and investment requirements.

The Credit Agreement will also have customary defaults including, nonpayment of principal, interest, or fees; material misrepresentations; default in the performance of any financial or negative covenant; default in performance of any other term or covenant for 30 days; bankruptcy or insolvency; unstayed judgments; or cross-defaults to monetary default of other indebtedness.  In an event of default under the Credit Agreement, the lenders may terminate the commitments under the Credit Agreement and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately.

The Credit Agreement replaces the Company’s existing $500 million revolving credit facility and will be used for general corporate purposes, which may include working capital, capital expenditures, acquisitions and stock repurchases.  There were letters of credit outstanding under the previous credit facility that have been transferred under the new Credit Agreement and no outstanding borrowings against the previous credit facility existed.

The Credit Agreement will mature in January 2011 and is attached hereto and is incorporated herein by reference.

The Company also issued a press release on January 12, 2006 announcing its entering into the Credit Agreement.  The press release is attached hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1	Credit Agreement, dated January 12, 2006, among The Ryland Group, Inc., the financial institutions party thereto and JPMorgan Chase Bank, N.A., as agent.

Exhibit 99.1	Press release, dated January 12, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RYLAND GROUP, INC.

Date: January 12, 2006	By:	/s/ Timothy J. Geckle
Timothy J. Geckle
Senior Vice President, General
Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated January 12, 2006, among The Ryland Group, Inc., the financial institutions party thereto and JPMorgan Chase Bank, N.A., as agent.

99.1	Press release, dated January 12, 2006.